Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
 Pricing Supplement No. 197 - dated Tuesday, February 20, 2007 (To: Prospectus Dated October 29, 2004)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XZC0	$12,265,000.00	100.000%	1.400%	$12,093,290.00	FIXED	5.600%
SEMI-ANNUAL
								02/15/2016	08/15/2007	$26.76	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 02/15/2009 and every coupon date thereafter.
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 02/15/2009 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co.,  Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC, Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XZD8	$71,300,000.00	100.000%	3.150%	$69,054,050.00	FIXED	6.000%
SEMI-ANNUAL
								02/15/2037	08/15/2007	$28.67	YES	Subordinated Unsecured Notes
Redemption Information: Callable at 100.000% on 02/15/2012 and every coupon date thereafter.
 The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 02/15/2012 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co.,  Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC, Wachovia Securities, LLC

Bank of America 100 North Tryon Street, NC1-007-07-06 Charlotte NC 28255

Offering Dates:  Monday, February 12, 2007 through Tuesday, February 20, 2007
Trade Date: Tuesday, February 20, 2007 @12:00 PM ET
Settlement Date: Friday, February 23, 2007
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Subordinated: Aa3
S & P Ratings Services Rating: Subordinated: A+
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus dated 29-Oct-04